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                                                                   EXHIBIT 10.28

October 6, 1999


Timothy I. Still


Dear Tim:

I am pleased to offer you the position with Cholestech Corporation (the "Company") as VICE PRESIDENT OF SALES AND MARKETING, DIAGNOSTIC PRODUCTS, commencing on OCTOBER 15, 1999. Should you accept this offer, you will receive a monthly salary of $10,833.33, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in Cholestech's Management Incentive Bonus Program. Your transfer from Director of Marketing will not change your current benefits. You should note, however, that the Company may modify salaries and/or benefits from time to time as it deems necessary.

If you decide to accept this offer, I will recommend to the Board of Directors of the Company that, at the next Board meeting following your date of transfer, you be granted an incentive stock option entitling you to purchase up to 24,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements.

You should be aware that your employment with the Company as Vice President of Sales and Marketing, as with your prior position, is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. If Cholestech terminates your employment without cause, you will be eligible to receive a severance amount equal to six months salary, at the rate of salary in effect immediately prior to such termination and any bonus earned during your employment (minus applicable withholding). Additionally, if the Company terminates your employment without cause, your stock option vesting may be accelerated for six months from the date of termination. You may exercise the vested options according to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement. Please note that these provisions concerning severance pay and stock options do not change your at-will employment status and are contingent upon your execution of a severance agreement and release, which will be presented to you at such time.



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Timothy I. Still
October 6, 1999
Page Two

As a Vice President, you will, of course, be expected to continue to abide by Company rules and standards and you will be specifically required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company's Personnel Policy and Procedure Manual. Additionally, as a condition of your promotion, you will also be required to sign and comply with both the Company's Employment, Confidential Information, and Invention Assignment Agreement and the Company's Arbitration Agreement. These agreements will supersede the Employment, Confidential Information, and Invention Assignment and Arbitration Agreement, which you previously signed upon joining Cholestech.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to the Human Resources Department. A duplicate original is enclosed for your records. This letter, along with the agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you.

Sincerely,

/s/ Robert J. Dominici


Executive Vice President
Robert J. Dominici

ACCEPTED AND AGREED TO this

15 day of October, 1999.



/s/ Timothy I. Still
---------------------------------------
Timothy I. Still


Enclosures:    Duplicate Original Letter
               Employment, Confidential Information and Invention Assignment
                 Agreement
               Arbitration Agreement